Light & Wonder, Inc.
Reports Third Quarter 2023 Results

Ten Consecutive Quarters of Consolidated Revenue Growth Delivering Increase of 13% Year-Over-Year
Double-Digit Growth Across all Businesses Driving Strong Cash Flow Generation
Maintained Healthy Balance Sheet, Strong Financial Profile and Extended 2025 Debt Maturity to 2031
Returned $112 Million of Capital to Shareholders Through Share Repurchases During the Quarter
Added to the S&P/ASX 200 Index and Closed Merger with SciPlay During the Fourth Quarter of 2023

LAS VEGAS — November 9, 2023 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we,” or the “Company”) today reported results for the third quarter ended September 30, 2023.
We maintained strong momentum in the third quarter and delivered a tenth consecutive quarter of consolidated revenue growth and fifth consecutive quarter of double-digit growth year-over-year. Consolidated revenue in the quarter grew 13%, maintaining strong margins and cash flow generation as we continued advancing toward our long-term financial targets. The growth was driven by double-digit growth across all of our businesses, including a fifth consecutive quarter of record revenues for SciPlay, and iGaming revenue held at record level:
•Gaming revenue increased 11% compared to the prior year period to $465 million, primarily due to continued momentum in Gaming machine sales, which increased 23% driven by growth in North American and Australian machine sales, coupled with strong performance in North American Gaming operations and Table products.
•SciPlay achieved another quarter of record revenue of $196 million, a 15% increase compared to the prior year period, driven by the core social casino business, maintaining strong payer metrics and once again outpacing the market and gaining share.
•iGaming revenue held at record quarterly level of $70 million, a 21% increase from the prior year period, driven by growth both in the U.S. and international markets.
During the quarter, we returned $112 million of capital to shareholders through share repurchases, and we successfully refinanced $550 million of senior unsecured notes, extending their maturity from 2025 to 2031. On October 23, 2023, we closed the SciPlay merger transaction and acquired the remaining 17% equity interest in SciPlay not already owned by L&W, completing another critical strategic milestone.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Our tremendous team at Light & Wonder continues to deliver exceptional results with double-digit growth across all three of our businesses for the fourth consecutive quarter. Additionally, we also reached two significant milestones, which included closing the SciPlay transaction and inclusion into the ASX 200 index in Australia. We had successful showings at both the Australasian and Global Gaming Expos with the strength of our product portfolio on full display. The positive feedback we received on our wide range of cabinets and games further validates our focused investment in R&D and vision for the future of the Company. We will continue to capitalize on this momentum, as evidenced by the talent acquisition efforts we’ve recently accomplished. Coming out of G2E, our conviction has never been higher that we will reach our full potential as we approach the end of 2023.”
Oliver Chow, Interim Chief Financial Officer of Light & Wonder, added, “This quarter demonstrated our commitment to growing the business and maintaining healthy margins. Our business segments’ AEBITDA are at their highest levels in 2023 as we continue to stay intensely focused on executing on our strategy while driving margin enhancement initiatives. Our commitment to operational efficiencies coupled with strong top line growth enabled us to generate significant cash flow. We have a strong financial profile and capital structure, which positions us well in our current growth stage, providing us with flexibility to invest as we advance toward our strategic and financial goals.”

LEVERAGE, CAPITAL RETURN, AND STRATEGY UPDATE
•Principal face value of debt outstanding(1) of $3.9 billion, translating to net debt leverage ratio(2) of 2.8x, within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x, as of September 30, 2023, a decrease of 0.5x from December 31, 2022, and the lowest level in the Company’s recent history.
•Extended 2025 debt maturity to 2031 — During the quarter, we issued $550 million of 7.500% senior unsecured notes due 2031 and redeemed all $550 million of our outstanding 8.625% senior unsecured notes due in 2025, resulting in an approximately $6 million reduction in annualized cash interest costs.
•Returned $112 million of capital to shareholders through the repurchase of approximately 1.5 million shares of L&W common stock during the quarter. Since the initiation of the program, we have returned $550 million of capital to shareholders through the repurchase of approximately 9.1 million shares of L&W common stock, representing 73% of total program authorization.
•Added to the S&P/ASX 200 Index as of October 18, 2023 — The Company’s common stock, which is listed as CHESS Depositary Interests (CDIs) on the ASX, was added to the S&P/ASX 200 Index, continuing to enhance the Company’s profile with Australian investors.
•Closed SciPlay merger transaction on October 23, 2023, acquiring the remaining approximately 17% equity interest not already owned by L&W for $496 million (excluding transaction and advisory fees), resulting in SciPlay becoming a wholly owned subsidiary of L&W (the “SciPlay Merger”). The Company believes that this transaction will enable seamless collaboration with SciPlay that will add further momentum to the Company’s already robust cross-platform strategy, provide flexibility for use of SciPlay cash flows for investments across the enterprise, and facilitate long-term margin enhancement opportunities via synergies, all of which are expected to increase long-term shareholder value.
SUMMARY RESULTS
Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which includes its Gaming, SciPlay and iGaming businesses. We have reflected our former Lottery business (disposed during the second quarter of 2022) and Sports Betting business (disposed during the third quarter of 2022) (collectively referred to as the “Divestitures”) as discontinued operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2023	2022	2023	2022
Revenue	$731	$648	$2,131	$1,830
Net income (loss)	80	20	112	(197)
Net income attributable to L&W(3)	75	328	96	3,645
Net cash provided by (used in) operating activities(3)	204	(351)	423	(294)
Capital expenditures	70	58	182	158

Non-GAAP Financial Measures
Consolidated AEBITDA(2)	$286	$235	$815	$648
Adjusted NPATA(2)	99	Np	278	Np
Free cash flow(2)(3)(4)	123	(420)	221	(526)

			As of
Balance Sheet Measures			September 30, 2023	December 31, 2022
Cash and cash equivalents			$891	$914
Total debt			3,877	3,894
Available liquidity(5)			1,780	1,802

Np — Prior periods are not presented due to materially different debt and tax profile of the Company prior to the completion of the Divestitures.

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our September 30, 2023 Form 10-Q.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) For the three and nine months ended September 30, 2022, these financial measures represent combined results inclusive of discontinued operations.
(4) For the three and nine months ended September 30, 2022, free cash flow was impacted by $465 million in cash taxes paid related to the Divestitures, $25 million paid by SciPlay for a legal matter settlement and $8 million in costs supporting strategic review and related transactions (including the Lottery business closing expenses). For the nine months ended September 30, 2023, free cash flow was impacted by $32 million in cash taxes paid related to the Divestitures and $10 million in costs supporting strategic review and related transactions (including the ASX listing and SciPlay Merger).

(5) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity, including the SciPlay Revolver. As a result of the completion of the SciPlay Merger on October 23, 2023, we terminated the SciPlay Revolver, which resulted in a $150 million reduction of our available liquidity.

Third Quarter 2023 Financial Highlights
•Third quarter consolidated revenue was $731 million compared to $648 million, up 13% compared to the prior year period driven by double-digit growth across all of our businesses, representing a tenth consecutive quarter of growth. Gaming revenue increased 11%, driven by another quarter of robust growth in Gaming machine sales, which grew 23% year-over-year, while SciPlay reached another quarterly record and iGaming revenue held at record quarterly level.
•Net income was $80 million compared to $20 million in the prior year period. The current year period increased primarily due to higher revenue and operating income as well as a non-cash foreign currency transaction gain included in other income, net, partially offset by $15 million loss on financing transactions associated with the issuance of 2031 unsecured notes and redemption of 2025 unsecured notes in August of 2023.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $286 million, an increase of 22% compared to the prior year period, driven by double-digit growth and margin expansion across all of our businesses.
•Adjusted NPATA, a non-GAAP financial measure defined below, was $99 million.
•Net cash provided by operating activities was $204 million compared to combined net cash used in operating activities of $(351) million in the prior year period. The prior year period combined cash flows were primarily impacted by $465 million in cash taxes paid related to the divestiture of the Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Free cash flow, a non-GAAP financial measure defined below, was $123 million compared to combined free cash flow(1) of $(420) million in the prior year period. The prior year period combined free cash flow was primarily impacted by $465 million in cash taxes paid related to the divestiture of the Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Net debt leverage ratio, a non-GAAP financial measure defined below, was 2.8x as of September 30, 2023 compared to 3.3x as of December 31, 2022, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(3)
Gaming	$465	$419	$46	11%	$235	$202	$33	16%	51%	48%	3
SciPlay	196	171	25	15%	61	43	18	42%	31%	25%	6
iGaming	70	58	12	21%	25	20	5	25%	36%	34%	2
Corporate and other(4)	—	—	—	—%	(35)	(30)	(5)	(17)%	n/a	n/a	n/a
Total	$731	$648	$83	13%	$286	$235	$51	22%	39%	36%	3

PP — percentage points.
n/a — not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Third Quarter 2023 Business Segments Key Highlights
•Gaming revenue increased 11% to $465 million compared to the prior year period, led by continued momentum in Gaming machine sales, growing 23%. Gaming operations maintained elevated average daily revenue per unit, while Table products continued strong momentum increasing 17% compared to the prior year period. Gaming AEBITDA was $235 million, up 16% compared to the prior year period with AEBITDA margin improving three percentage points, primarily driven by favorable revenue mix as well as margin enhancement initiatives.
•Gaming operations revenue continues to benefit from year-over-year growth in our North American installed base placements and average daily revenue per unit, as a result of strong content performance and the continued success of our COSMIC™ and MURAL® cabinets, validating our continued investment in our R&D engine to drive long-term growth. Our North American premium installed base has grown for the 13th consecutive quarter, representing 47% of our total installed base mix, while revenue per day remained at elevated levels.
•SciPlay revenue increased 15% to $196 million compared to the prior year period, breaking another record. SciPlay AEBITDA was $61 million, up 42% compared to the prior year period with AEBITDA margin improving six percentage points, reflective of continuing revenue growth and lower marketing spend. Growth was primarily driven by the core social casino business, which delivered strong payer metrics and once again outpaced the market and gained share. Payer conversion rates increased year-over-year to 10.6%, while ARPDAU(1) grew 20% to a record $0.96 and AMRPPU(2) grew 12%, reaching a record $106.61. The third quarter performance continues to demonstrate strong player engagement and monetization leveraging game content, dynamic Live Ops and effective marketing strategies.
•iGaming revenue increased 21% to $70 million and held at record quarterly revenue, and AEBITDA was $25 million compared to $20 million in the prior year period. The revenue and AEBITDA increases were driven by growth in the U.S. and international markets and benefited from $3 million in certain termination fees. The U.S. market delivered 25% year-over-year revenue growth, driven in part by our continued strength in our land-based original content launches and scaling third party aggregation on our platform. In October 2023, we launched our live casino operations in Michigan, reaching a strategic market expansion milestone for our iGaming business.
•Consolidated capital expenditures were $70 million in the third quarter of 2023.

(1) Average Revenue Per Daily Active User.
(2) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Thursday, November 9, 2023, at 4:30 p.m. EDT to review the Company’s third quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (646) 904-5544 for International and ask to join the Light & Wonder call using conference ID: 449920. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OPENGAMING® platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.

You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Stock Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (“Reg FD”).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2023 Light & Wonder, Inc. and/or their respective affiliates. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon Management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy and rebranding initiative;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of potential changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay Merger;
•the outcome of any legal proceedings that may be instituted following completion of the SciPlay Merger;
•failure to retain key management and employees of SciPlay;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities or the COVID-19 pandemic, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;

•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2022 on March 1, 2023 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Services	$503	$453	$1,476	$1,329
Products	228	195	655	501
Total revenue	731	648	2,131	1,830
Operating expenses:
Cost of services(1)	113	101	331	283
Cost of products(1)	105	92	307	251
Selling, general and administrative	204	181	599	535
Research and development	55	56	168	163
Depreciation, amortization and impairments	90	102	298	317
Restructuring and other	17	27	66	106
Total operating expenses	584	559	1,769	1,655
Operating income	147	89	362	175
Other (expense) income:
Interest expense	(78)	(68)	(231)	(254)
Loss on debt financing transactions	(15)	—	(15)	(147)
Gain on remeasurement of debt and other	—	—	—	27
Other income, net	40	3	23	10
Total other expense, net	(53)	(65)	(223)	(364)
Net income (loss) from continuing operations before income taxes	94	24	139	(189)
Income tax expense	(14)	(4)	(27)	(8)
Net income (loss) from continuing operations	80	20	112	(197)
Net income from discontinued operations, net of tax(2)	—	315	—	3,855
Net income	80	335	112	3,658
Less: Net income attributable to noncontrolling interest	5	7	16	13
Net income attributable to L&W	$75	$328	$96	$3,645

Per Share - Basic:
Net income (loss) from continuing operations	$0.83	$0.14	$1.05	$(2.20)
Net income from discontinued operations	—	3.33	—	40.43
Net income attributable to L&W	$0.83	$3.47	$1.05	$38.23

Per Share - Diluted:
Net income (loss) from continuing operations	$0.81	$0.14	$1.03	$(2.20)
Net income from discontinued operations	—	3.28	—	40.43
Net income attributable to L&W	$0.81	$3.42	$1.03	$38.23

Weighted average number of shares used in per share calculations:
Basic shares	91	94	91	95
Diluted shares	92	96	93	95

(1) Excludes depreciation, amortization and impairments.
(2) The three months ended September 30, 2022 include a pre-tax gain of $362 million on the sale of the Sports Betting business, and the nine months ended September 30, 2022 include a total pre-tax gain of $4,930 million on the sales of the Lottery and Sports Betting businesses.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	September 30,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$891	$914
Restricted cash	50	47
Receivables, net of allowance for credit losses of $40 and $38, respectively	477	455
Inventories	183	161
Prepaid expenses, deposits and other current assets	119	117
Total current assets	1,720	1,694

Restricted cash	6	6
Receivables, net of allowance for credit losses of $1 and $2, respectively	11	14
Property and equipment, net	229	204
Operating lease right-of-use assets	43	49
Goodwill	2,903	2,919
Intangible assets, net	638	797
Software, net	151	145
Deferred income taxes	112	114
Other assets	74	67
Total assets	$5,887	$6,009

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$22	$24
Accounts payable	162	154
Accrued liabilities	403	380
Income taxes payable	32	64
Total current liabilities	619	622

Deferred income taxes	43	87
Operating lease liabilities	30	37
Other long-term liabilities	194	232
Long-term debt, excluding current portion	3,855	3,870
Total stockholders’ equity(1)	1,146	1,161
Total liabilities and stockholders’ equity	$5,887	$6,009

(1) Includes $187 million and $171 million in noncontrolling interest as of September 30, 2023 and December 31, 2022, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$80	$335	$112	$3,658
Less: Income from discontinued operations, net of tax	—	(315)	—	(3,855)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations	116	119	436	488
Changes in working capital accounts, excluding the effects of acquisitions	16	(496)	(81)	(641)
Changes in deferred income taxes and other	(8)	(2)	(44)	4
Net cash provided by (used in) operating activities from continuing operations	204	(359)	423	(346)
Net cash provided by operating activities from discontinued operations	—	8	—	52
Net cash provided by (used in) operating activities	204	(351)	423	(294)

Cash flows from investing activities:
Capital expenditures	(70)	(58)	(182)	(158)
Acquisitions of businesses, net of cash acquired	(2)	(2)	(4)	(118)
Proceeds from settlement of cross-currency interest rate swaps and other	—	6	(1)	52
Net cash used in investing activities from continuing operations	(72)	(54)	(187)	(224)
Net cash provided by (used in) investing activities from discontinued operations(1)	—	739	(3)	6,368
Net cash (used in) provided by investing activities	(72)	685	(190)	6,144

Cash flows from financing activities:
Payments of long-term debt, net (inclusive of redemption premium)	(18)	(5)	(29)	(4,887)
Payments of debt issuance and deferred financing costs	(8)	—	(8)	(37)
Payments on license obligations	(8)	(6)	(26)	(30)
Purchase of L&W common stock	(112)	—	(145)	(203)
Purchase of SciPlay’s common stock	—	(11)	(23)	(18)
Net redemptions of common stock under stock-based compensation plans and other	—	(2)	(20)	(35)
Net cash used in financing activities from continuing operations	(146)	(24)	(251)	(5,210)
Net cash used in financing activities from discontinued operations	—	—	—	(3)
Net cash used in financing activities	(146)	(24)	(251)	(5,213)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(6)	(2)	(12)
(Decrease) increase in cash, cash equivalents and restricted cash	(17)	304	(20)	625
Cash, cash equivalents and restricted cash, beginning of period	964	1,022	967	701
Cash, cash equivalents and restricted cash, end of period	947	1,326	947	1,326
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	—	—	—
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$947	$1,326	$947	$1,326

Supplemental cash flow information:
Cash paid for interest	$74	$52	$221	$271
Income taxes paid	23	474	119	497
Distributed earnings from equity investments	1	—	2	4
Cash paid for contingent consideration included in operating activities	—	—	9	—
Supplemental non-cash transactions:
Non-cash interest expense	$3	$3	$8	$12
Fair value of securities received in sale of discontinued operations	—	46	—	46

(1) The three months ended September 30, 2022 include $750 million in gross cash proceeds from the sale of the Sports Betting business, and the nine months ended September 30, 2022 include $6,409 million in gross proceeds from the sales of the Lottery and Sports Betting businesses, both net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, CONSOLIDATED AEBITDA MARGIN AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$75	$328	$96	$3,645
Net income attributable to noncontrolling interest	5	7	16	13
Net income from discontinued operations, net of tax	—	(315)	—	(3,855)
Net income (loss) from continuing operations	80	20	112	(197)
Restructuring and other(1)	17	27	66	106
Depreciation, amortization and impairments(2)	90	102	298	317
Other income, net	(39)	(1)	(19)	(7)
Interest expense	78	68	231	254
Income tax expense	14	4	27	8
Stock-based compensation	31	15	85	47
Loss on debt financing transactions	15	—	15	147
Gain on remeasurement of debt and other	—	—	—	(27)
Consolidated AEBITDA	$286	$235	$815	$648

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$235	$202	$673	$552
SciPlay	61	43	174	128
iGaming	25	20	72	61
Total business segments AEBITDA	321	265	919	741
Corporate and other(3)	(35)	(30)	(104)	(93)
Consolidated AEBITDA	$286	$235	$815	$648

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$286	$235	$815	$648
Revenue	731	648	2,131	1,830
Net income (loss) margin from continuing operations	11%	3%	5%	(11)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	39%	36%	38%	35%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $34 million and $133 million in amortization related to acquired intangible assets for the three and nine months ended September 30, 2023, respectively, and $51 million and $154 million for the three and nine months ended September 30, 2022, respectively.

(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
Reconciliation of Net Income Attributable to L&W to Adjusted NPATA(1)
Net income attributable to L&W	$75	$96
Net income attributable to noncontrolling interest	5	16
Net income from discontinued operations, net of tax	—	—
Net income from continuing operations	80	112
Amortization of acquired intangibles and impairments(2)	36	140
Restructuring and other(3)	17	66
Other income, net	(39)	(19)
Loss on debt financing transactions	15	15
Income tax impact on adjustments	(10)	(36)
Adjusted NPATA(1)	$99	$278

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Includes $2 million and $7 million in impairment charges for the three and nine months ended September 30, 2023, respectively.
(3) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	September 30, 2023	September 30, 2022	June 30, 2023
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$166	$161	$167
Gaming machine sales	172	140	173
Gaming systems	71	70	72
Table products	56	48	59
Total revenue	$465	$419	$471

Gaming Operations:
U.S. and Canada:
Installed base at period end	31,035	30,536	30,550
Average daily revenue per unit	$47.57	$45.68	$47.54
International:(1)
Installed base at period end	22,442	28,100	25,329
Average daily revenue per unit	$14.01	$12.39	$15.03

Gaming Machine Sales:
U.S. and Canada new unit shipments	4,640	4,400	5,020
International new unit shipments	4,045	2,859	4,130
Total new unit shipments	8,685	7,259	9,150
Average sales price per new unit	$18,104	$17,359	$17,445

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,542	3,688	4,598
Casino opening and expansion units	98	712	422
Total unit shipments	4,640	4,400	5,020
International unit shipments:
Replacement units	3,262	2,725	3,899
Casino opening and expansion units	783	134	231
Total unit shipments	4,045	2,859	4,130

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$173	$149	$170
Web in-app purchases and other(2)	23	22	20
Total revenue	$196	$171	$190

In-App Purchases:
Mobile penetration(3)	90%	90%	91%
Average MAU(4)	5.7	5.9	5.8
Average DAU(5)	2.2	2.2	2.2
ARPDAU(6)	$0.96	$0.80	$0.93
Average MPU(7) (in thousands)	602	577	609
AMRPPU(8)	$106.61	$95.45	$102.04
Payer Conversion Rate(9)	10.6%	9.7%	10.5%

iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$20.2	$17.5	$20.7

(1) Units exclude those related to game content licensing.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA
	Twelve Months Ended
	September 30, 2023	December 31, 2022
Net income attributable to L&W	$126	$3,675
Net income attributable to noncontrolling interest	25	22
Net income from discontinued operations, net of tax	(18)	(3,873)
Net income (loss) from continuing operations	133	(176)
Restructuring and other	106	146
Depreciation, amortization and impairments	401	420
Other income, net	(19)	(6)
Interest expense	304	327
Income tax expense	32	13
Stock-based compensation	108	69
Loss on debt financing transactions	15	147
Gain on remeasurement of debt and other	—	(27)
Consolidated AEBITDA	$1,080	$913

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	September 30, 2023	December 31, 2022
Consolidated AEBITDA	$1,080	$913

Total debt	$3,877	$3,894
Add: Unamortized debt discount/premium and deferred financing costs, net	46	47
Less: Debt not requiring cash repayment and other	—	(2)
Principal face value of debt outstanding	3,923	3,939
Less: Cash and cash equivalents	891	914
Net debt	$3,032	$3,025

Net debt leverage ratio	2.8	3.3

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions)

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND COMBINED FREE CASH FLOW
	Three Months Ended September 30,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$204	$(359)	$8	$(351)
Less: Capital expenditures	(70)	(58)	(7)	(65)
Less: Payments on license obligations	(8)	(6)	—	(6)
(Less) add: Change in restricted cash impacting working capital	(3)	2	—	2
Free cash flow	$123	$(421)	$1	$(420)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Professional fees and services supporting Strategic review and related activities (including ASX listing and SciPlay Merger)	$3			$8
Income tax payments related to the Divestitures	—			465
SciPlay legal settlement payment	—			25

	Nine Months Ended September 30,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$423	$(346)	$52	$(294)
Less: Capital expenditures	(182)	(158)	(37)	(195)
Add: Payments on contingent acquisition considerations	9	—	—	—
Less: Payments on license obligations	(26)	(30)	(2)	(32)
(Less) add: Change in restricted cash impacting working capital	(3)	1	(6)	(5)
Free cash flow	$221	$(533)	$7	$(526)
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Disposition and other closing expenses	$—			$80
Payments related to April 2022 refinancing	—			5
Professional fees and services supporting Strategic review and related activities (including ASX listing and SciPlay Merger)	10			72
Income tax payments related to the Divestitures	32			465
SciPlay legal settlement payment	—			25

(1) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

Discontinued Operations
We sold our former Lottery business to Brookfield Business Partners L.P. during the second quarter of 2022. We sold our former Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction completed during the third quarter of 2022. Accordingly, the prior period financial results for these divested businesses are presented as discontinued operations in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management (“Management”) uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), Consolidated AEBITDA margin, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, Net debt, Net debt leverage ratio, and Adjusted NPATA (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we now present on a supplemental basis.
As described in this earning release, the Company sold its former Lottery business and Sports Betting business and as such, historical financial information for these divested businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurred as it provided Management and investors with information regarding the Company’s combined financial condition under the structure at the time, including for prior period comparisons, as the Company transformed its strategy subsequent to the Divestitures.
Additionally, Combined free cash flow provided greater visibility into cash available for the Company to use in investing and financing decisions as that cash flow was available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Additionally, Management believes that Free cash flow from discontinued operations provides useful information regarding the Company’s operations as well as the impact of the discontinued businesses on the overall financial results for the prior periods presented as they remained under the structure of the Company for those periods. This non-GAAP measure is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations and as such does not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Management believes Adjusted NPATA is useful for investors because it provides investors with additional perspective on performance, as the measure eliminates the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of continuing operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax expense; (9) Stock-based compensation; and (10) Other income, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income (loss) from continuing operations, the most directly comparable GAAP measure, in a schedule above.
Free Cash Flow (representing free cash flow from continuing operations)
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flow (representing our continuing operations) and Free cash flow from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, but it does not include other long term obligations primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income from continuing operations and includes the following adjustments: (1) Amortization of acquired intangible assets; (2) non-cash asset and goodwill impairments; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Income tax impact on adjustments; and (7) Other income, net, including foreign currency gains or losses and earnings from equity investments.

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